Exhibit 97.1
DUCOMMUN INCORPORATED
SECOND AMENDED AND RESTATED
CLAWBACK POLICY
Recoupment of Incentive-Based Compensation
It is the policy of Ducommun Incorporated (the “Company”) that, in the event the Company is required to prepare an accounting restatement of the Company’s financial statements due to material non-compliance with any financial reporting requirement under the federal securities laws (including any such correction that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period), the Company will recover on a reasonably prompt basis the amount of any Incentive-Based Compensation Received (as defined below) by a Covered Executive (as defined below) during the Recovery Period that exceeds the amount that otherwise would have been Received (as defined below) had it been determined based on the restated financial statements, and the Company may, at the discretion of the Committee (as defined below), recover any amount of Time-Based Equity Compensation (as defined below). Additionally, it is the policy of the Company that, in the event a Covered Executive engages in fraud, engages in misconduct resulting in reputational harm to the Company, breaches a fiduciary duty, or violates a written policy of the Company (each, “Misconduct”), the Company may recover any amount of Time-Based Equity Compensation Received (as defined below) by a Covered Executive.
Policy Administration and Definitions
This Clawback Policy (this “Policy”) is administered by the Compensation Committee (the “Committee”) of the Company’s Board of Directors and is intended to comply with, and as applicable, to be administered and interpreted consistent with, and subject to the exceptions set forth in, Listing Standard 303A.14 adopted by the New York Stock Exchange to implement Rule 10D-1 under the Securities Exchange Act of 1934, as amended (collectively, “Rule 10D-1”).
For purposes of this Policy:
“Incentive-Based Compensation” means any compensation granted, earned, or vested based in whole or in part on the Company’s attainment of a financial reporting measure that was Received by a person (i) on or after October 2, 2023 and after the person began service as a Covered Executive and (ii) who served as a Covered Executive at any time during the performance period for the Incentive-Based Compensation. A financial reporting measure is (i) any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements and any measure derived wholly or in part from such a measure and (ii) any measure based in whole or in part on the Company’s stock price or total shareholder return.
Incentive-Based Compensation is deemed to be “Received” in the fiscal period during which the relevant financial reporting measure is attained, regardless of when the compensation is actually paid or awarded.

“Time-Based Equity Compensation” means any equity or equity-based award, right, or other similar form of compensation that vests or becomes exercisable solely upon the satisfaction of a service-based condition related to the continued employment or service of a person over a specified period of time, without regard to the achievement of any performance-based criteria, financial or otherwise, and that is Received (a) by a person in the three completed fiscal years immediately preceding the date an event of Misconduct occurred or, in the event the Company is required to prepare an accounting restatement as described in this Policy, during the Recovery Period, as applicable, and (b) during the time period that such person served as a Covered Executive. For the avoidance of doubt, Time-Based Equity Compensation does not include (y) awards that include both time- and performance-based vesting components (such awards will be treated in accordance with the applicable performance-based provisions of this Policy) or (z) any Incentive-Based Compensation.
Time-Based Equity Compensation is deemed to be “Received” by a Covered Executive at the time such compensation is granted, regardless of whether such award, right, or other similar compensation is vested, unvested, outstanding, exercised, settled, or distributed.
“Covered Executive” means any “executive officer” of the Company as defined under Rule 10D-1 and shall include any person serving as a Vice President of the Company, regardless of the person’s responsibilities or policy-making authority in such role.
“Recovery Period” means the three completed fiscal years immediately preceding the date that the Company is required to prepare the accounting restatement described in this Policy, all as determined pursuant to Rule 10D-1, and any transition period of less than nine months that is within or immediately following such three fiscal years.
If the Committee determines the amount of Incentive-Based Compensation Received by a Covered Executive during a Recovery Period exceeds the amount that would have been Received if determined or calculated based on the Company’s restated financial results, such excess amount of Incentive-Based Compensation shall be subject to recoupment by the Company pursuant to this Policy. The Committee shall also have the right, in its sole discretion, to recoup or cancel all or any portion of a Covered Executive’s Time-Based Equity Compensation Received during a Recovery Period. For Incentive-Based Compensation based on stock price or total shareholder return where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in an accounting restatement, the Committee will determine the amount based on a reasonable estimate of the effect of the accounting restatement on the relevant stock price or total shareholder return. The Company will maintain and will provide to the New York Stock Exchange documentation of all determinations and actions taken in complying with this Policy, to the extent required under Rule 10D-1.
In the event a Covered Executive engages in Misconduct, the Committee shall have the right, at its sole discretion, to recoup or cancel all or any portion of Time-Based Equity Compensation Received by the Covered Executive. In determining whether to seek recovery and the amount, if any, by which the payment or award of Time-Based Equity Compensation should be reduced, the Compensation Committee may consider—among other things— the seriousness of the Misconduct, whether the Covered Executive was unjustly enriched, whether seeking the recovery would prejudice the Company’s interests in any way, including in a proceeding or investigation, and any other factors it deems relevant to the determination. The Committee may determine an appropriate recovery period based on the nature and timing of the Misconduct.
In all cases, the calculation of the amount of Incentive-Based Compensation or Time-Based Equity Compensation to be recovered, as applicable, will be determined without regard to any taxes paid with respect to such compensation. Any determinations made by the Committee under this Policy shall be final and binding on all affected individuals.
The Company may effect any recovery pursuant to this Policy by requiring payment of such amount(s) to the Company, cancelling unvested or outstanding equity or equity-based awards, by set-off, by reducing future compensation, or by such other means or combination of means as the Committee determines to be appropriate. The Company need not recover the excess amount of Incentive-Based Compensation if and to the extent that the Committee determines that such recovery is impracticable, subject to and in accordance with any applicable exceptions under the New York Stock Exchange listing rules, and not required under Rule 10D-1, including if the Committee determines that the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered after making a reasonable attempt to recover such amounts. The Company is authorized to take appropriate steps to implement this Policy with respect to Incentive-Based Compensation arrangements with Covered Executives.
Any right of recoupment or recovery pursuant to this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any other policy, any employment agreement or plan or award terms, and any other legal remedies available to the Company; provided that the Company shall not recoup amounts pursuant to such other policy, terms or remedies to the extent it is recovered pursuant to this Policy. For the avoidance of doubt, this Policy does not replace any remedies or rights of recoupment that may be available to the Company with respect to Incentive-Based Compensation Received prior to October 2, 2023, including pursuant to the versions of this Policy as previously in effect with respect to such compensation. The Company shall not indemnify any Covered Executive against the loss of any Incentive-Based Compensation or Time-Based Equity Compensation pursuant to this Policy.

ADOPTED BY THE BOARD OF DIRECTORS ON AUGUST 6, 2025